As filed with the Securities and Exchange Commission on August 9, 2023

Registration No. 333-259565

Registration No. 333-263901

Registration No. 333-270563

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259565

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263901

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270563

Under

The Securities Act of 1933

DICE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2286244
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 East Jamie Court, Suite 300 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full title of the plan)

Philip L. Johnson

President

DICE Therapeutics, Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

(Name and address of agent for service)

(317) 276-2000

(Telephone number, including area code, of agent for service)

Copy to:

Sophia Hudson, P.C.

Julia Danforth

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by DICE Therapeutics, Inc. (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.

Registration Statement No. 333-259565, registering an aggregate of 6,564,332 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 6,189,332 shares of Common Stock issuable under the 2021 Equity Incentive Plan (the “2021 EIP”) and (ii) 375,000 shares of Common Stock issuable under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 15, 2021;

2.

Registration Statement No. 333-263901, registering an aggregate of 2,293,458 shares of Common Stock consisting of (i) 1,911,215 shares issuable under the 2021 EIP and (ii) 382,243 shares issuable under the 2021 ESPP, which was filed with the Commission on March 28, 2022; and

3.

Registration Statement No. 333-270563, registering an aggregate of 2,862,460 shares of Common Stock consisting of (i) 2,385,384 shares issuable under the 2021 EIP and (ii) 477,076 shares issuable under the 2021 ESPP, which was filed with the Commission on March 15, 2023.

On August 9, 2023, pursuant to the Agreement and Plan of Merger, dated as of June 18, 2023 (the “Merger Agreement”), by and among the Registrant, Eli Lilly and Company (“Parent”) and Durning Acquisition Corporation (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving such Merger as a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on August 9, 2023.

DICE THERAPEUTICS, INC.

By:	/s/ Philip L. Johnson
Name:	Philip L. Johnson
Title:	President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.